Exhibit 4.4
Execution Version

SECOND SUPPLEMENTAL INDENTURE
Second Supplemental Indenture (this “Supplemental Indenture”), dated as of April 26, 2024, between Western Digital Corporation, a Delaware corporation (the “Company”), SanDisk Corporation (“SDC”), a Delaware corporation and subsidiary of the Company, SanDisk Technologies, Inc.(“SDT”), a Delaware corporation and subsidiary of Western Digital Technologies, Inc. (and together with SDT, the “Guaranteeing Subsidiaries” and each a “Guaranteeing Subsidiary”) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 13, 2018, providing for the issuance of 4.750% Senior Notes due 2026 (the “Notes”) as supplemented by that certain first supplemental indenture dated as of June 20, 2023;
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Guarantees; Release.
(a) Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor in order to comply with Section 11.01 of the Indenture.
(b) Each Guaranteeing Subsidiary’s Guarantee pursuant to this Supplemental Indenture shall be automatically released without the need for any further action on the part of such Guaranteeing Subsidiary, the Company, the Trustee or the holders of the Notes on the date that the Guarantee is no longer required pursuant to the Indenture, including as a result of any waiver, consent or amendment of Section 11.01 of the Indenture or as a result of a reduction in the amount of Non-Guarantor Subsidiary Debt. Any such release shall be evidenced by the delivery by the Company of an Officer’s Certificate certifying to the same).
(3)    Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT

TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
(5)    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, E-pencil or .pdf signature) hereto or to any other certificate, agreement or document related to this Supplemental Indenture, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Supplemental Indenture. Each of the parties to this Supplemental Indenture represents and warrants to the other parties that it has the corporate capacity and authority to execute this Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, or affecting the liability of, the Trustee, whether or not elsewhere herein so provided.
(8)    Benefits Acknowledged. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SANDISK CORPORATION

By:	/s/ Grace Lin
Name: Grace Lin
Title: Vice President, Treasury

SANDISK TECHNOLOGIES, INC.

By:	/s/ Grace Lin
Name: Grace Lin
Title: Vice President, Treasury

[Signature Page to Second Supplemental Indenture]

WESTERN DIGITAL CORPORATION

By:	/s/ Wissam Jabre
Name: Wissam Jabre
Title: Executive Vice President and Chief Financial Officer
    [Signature Page to Second Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David A. Jason
Name: David A. Jason
Title: Vice President

    [Signature Page to Second Supplemental Indenture]